Exhibit 99.1

Five Point Holdings, LLC Announces Appointment of Mike Alvarado as Chief Operating Officer

March 1, 2024

IRVINE, Calif.—(BUSINESS WIRE)— Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in coastal California, today announced the appointment of Mike Alvarado as Chief Operating Officer of the Company, effective immediately. Mr. Alvarado will also continue to serve in his position as the Company’s Chief Legal Officer, Vice President and Secretary.

Mr. Alvarado is an experienced executive with over 30 years of experience in real estate. He has served as the Company’s Chief Legal Officer, Vice President and Secretary since May 2016, prior to which he served as General Counsel for our management company starting in 2011. Prior to joining the management company, Mr. Alvarado spent nearly 20 years at Allen Matkins Leck Gamble Mallory & Natsis LLP, a top-rated California-based law firm, where he represented public and private real estate companies, operators and financial institutions in real estate development and finance transactions on projects throughout the country. Mr. Alvarado holds a B.A. in Political Science from the University of California at Los Angeles and a J.D. from Stanford University.

Dan Hedigan, Chief Executive Officer of Five Point, said, “I am excited to announce Mike’s appointment to the role of Chief Operating Officer. Mike’s career has been dedicated to real estate, and he has deep experience not only in master-planned community entitlement and development but also in a multitude of commercial segments, including industrial, office, and retail. In addition to his broad experience prior to joining Five Point, Mike has been intimately involved with the Company’s assets and operations going back nearly 20 years. He has been integral in building out the internal legal and operational framework that allows us to execute on our development strategies. His leadership within the Company and the relationships and trust he has developed with our Board of Directors and our partners, both public and private, make him the ideal person to help lead the Company’s operations. Mike will be focused on, among other things, ensuring that we execute efficiently on our business plan and overseeing entitlement efforts across all of our communities. I am confident that Mike will see continued success in this new role and that his leadership will help drive shareholder value.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

Contact for Information:

Investor Relations:

Kim Tobler, 949-613-4251

kim.tobler@fivepoint.com

Media:

Eric Morgan, 949-349-1088

eric.morgan@fivepoint.com